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                                                                   Exhibit 10(E)

                                  June 1, 1998

Dear               :

         The BFGoodrich Company (the "Company") considers the establishment and maintenance of a sound and vital senior management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the distraction and even the departure of senior management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

         In order to induce you to remain in the employ of the Company, and to continue your employment notwithstanding the occurrence or threat of occurrence of a transaction that results in a change in control of the Company, this letter agreement ("Agreement") sets forth the employment arrangement and benefits which the Company agrees will be provided to you in the event a Change in Control (as hereinafter defined in Paragraph 3) should occur during the term of this Agreement and in the event that your employment is thereafter terminated under such circumstances as are expressly provided in Paragraph 5 hereof.

         In making provision for the payment of these benefits, it is not the Company's intention to alter in any way the compensation and benefits that would be paid to you in the absence of a Change in Control.

         1. TERM. This Agreement shall commence on the date hereof and shall continue through December 31 of this year, provided, however, that commencing on January 1 of the following year and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement. Upon the occurrence of a Change in Control during the term of this Agreement, including any extensions thereof, this Agreement shall automatically be extended until the end of your Period of Employment (as hereinafter defined in Paragraph 2), and may not be terminated by the Company during such time.

         2. PERIOD OF EMPLOYMENT. Your "Period of Employment" shall commence on the date on which a Change in Control occurs and shall end on the later to occur of (i) the date which is





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24 months after the date on which such Change in Control occurs, or (ii) the date which is 24 months after the first date on which a majority of the Board of Directors (the "Board") of the Company consists of persons who were not members of the Board on the date immediately preceding the date on which a Change in Control occurs. Notwithstanding the foregoing, however, your Period of Employment shall not extend beyond either any Mandatory Retirement Date (as hereinafter defined in Paragraph 3) applicable to you or the date which is 48 months after the date on which a Change in Control occurs.

         3. CERTAIN DEFINITIONS. For purposes of this Agreement:

         (a) A "Change in Control" shall mean

                           (i) The acquisition by any individual, entity or
                  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                           (ii) During any period of two consecutive years,
                  individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or






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                           (iii) Approval by the shareholders of the Company of
                  a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                           (iv) Approval by the shareholders of the Company of
                  (A) a complete liquidation or dissolution of the Company or
                  (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

         (b) The term "Mandatory Retirement Date" shall mean the compulsory retirement date, if any, established by the Company for those executives of the Company who, by reason of their positions and the size of their nonforfeitable annual retirement benefits under the Company's pension, profit-sharing, and deferred compensation plans, are exempt from the provisions of the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq, which date shall not in any event be earlier for any executive than the last day of the month in which such executive reaches age 65.

         4. COMPENSATION DURING PERIOD OF EMPLOYMENT. For so long during your Period of Employment as you are an employee of the Company, the Company shall be obligated to compensate you as follows:

         (a) You shall continue to receive your full base salary at the rate in effect immediately prior to the Change in Control. Your base salary shall be increased annually, with each such increase due on the anniversary date of your most recent previous increase. Each such increase shall be no less than an amount which at least equals on a percentage basis the mean of the annualized percentage increases in base salary for all elected officers of the Company during the two full calendar years immediately preceding the Change in Control.







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         (b) You shall continue to participate in all benefit and compensation plans (including but not limited to the Stock Option Plan, Long-Term Incentive Plan, Management Incentive Program, Non-Qualified Benefit Security Plan, Executive Life Insurance Program, Savings Benefit Restoration Plan, Performance Share Deferred Compensation Plan, pension plan, savings plan, flexible benefits plan, life insurance plan, health and accident plan or disability plan) in which you were participating immediately prior to the Change in Control, or in plans providing substantially similar benefits, in either case upon terms and conditions and at levels at least as favorable as those provided to you under the plans in which you were participating immediately prior to the Change in Control;

         (c) You shall continue to receive all fringe benefits, perquisites, and similar arrangements which you were entitled to receive immediately prior to the Change in Control; and

         (d) You shall continue to receive annually the number of paid vacation days and holidays which you were entitled to receive immediately prior to the Change in Control.

         5. COMPENSATION UPON TERMINATION OF EMPLOYMENT. If, during the Period of Employment, the Company shall terminate your employment for any reason (other than for a reason and as expressly provided in Paragraph 6 hereof), or if you shall terminate your employment for "Good Reason" (as hereinafter defined in subparagraph 5(f)), or without any reason during the "Window Period" (as hereinafter defined in subparagraph 5(g)) then the Company shall be obligated to compensate you as follows:

         (a) The Company shall pay to you in a lump sum, by not later than the fifth day following the Date of Termination (as hereinafter defined in Paragraph
8), an amount equal to one-twelfth of your annualized base salary in effect immediately prior to the Date of Termination, multiplied by the number of months, including fractional months, in the Payment Period which shall be the shorter of (A) three (3) years, commencing on the Date of Termination, or (B) the period from the Date of Termination to your Mandatory Retirement Date, if any;

         (b) By not later than the fifth day following the Date of Termination, the Company shall pay you in a lump sum an amount equal to the product of (x) the number of months, including fractional months, in the Payment Period and (y) the sum of

                  (i) under the Company's Management Incentive Program the greatest of one-twelfth of: (A) the amount most recently paid to you for a full calendar year; (B) your "target incentive amount" for the calendar year in which your Date of Termination occurs; or (C) your "target incentive amount" in effect prior to the Change in Control for the calendar year in which the Change in Control occurs; plus, if applicable,

                  (ii) under the Company's Long-Term Incentive Plan the greatest of (A) one-thirty-sixth of the "calculated market value" of the sum of
         (1) the Restricted Shares awarded to you, (2) the Performance Shares as to which restrictions were removed, if any, and (3) the awarding of Additional Shares, if any, (including the value of any Performance Shares you may have elected to defer under the Performance Share Deferred Compensation Plan) under the Long-Term Incentive Plan for the Plan Cycle 1995-1997 (if you were a participant in such






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         Plan Cycle); (B) with respect to the most recently completed Plan Cycle commencing with the 1998-2000 Plan Cycle (if completed), one-twelfth of the "calculated market value" of the Performance Shares actually awarded to you (including the value of any Performance Shares you may have elected to defer under the Performance Share Deferred Compensation
         Plan); (C) with respect to the most recently commenced Plan Cycle under the Long-Term Incentive Plan (if you are a participant in such Plan Cycle) prior to your Date of Termination, the sum of one-twelfth of the "calculated market value" of the phantom Performance Shares, if any, awarded to you; or (D) with respect to the most recently commenced Plan Cycle prior to the date of the occurrence of the Change in Control, the sum of one-twelfth of the "calculated market value" of the phantom Performance Shares, if any, awarded to you.

         Your "target incentive amount" under the Management Incentive Program is determined by multiplying your salary range midpoint by the incentive target percentage which is applicable to your incentive category under such Program. The "calculated market value" of Restricted Shares, Performance Shares, Additional Shares, shares deferred under the Performance Share Deferred Compensation Plan or phantom Performance Shares under the Long-Term Incentive Plan shall be the mean of the high and low prices of the Company's common stock on the relevant date as reported on the New York Stock Exchange Composites Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which a sale was made multiplied by the number of shares involved in the calculation. The relevant date for clauses 5(b)(ii)(A)(1), 5(b)(ii)(C) and 5(b)(ii)(D) is the date upon which the Compensation Committee ("Committee") of the Board of Directors awarded the shares of stock in question; for clauses 5(b)(ii)(A)(2) and 5(b)(ii)(A)(3) is the date on which the Committee made a determination of attainment of financial objectives and removed restrictions on Performance Shares and, if applicable, awarded Additional Shares and for clause 5(b)(ii)(B) is the date on which the Committee made a determination of attainment of financial objectives and awarded Performance Shares (including any Performance Shares you may have elected to defer under the Performance Share Deferred Compensation Plan);

         (c) If you are under age 55, or over the age of 55 but not eligible to retire, at the Date of Termination, the Company shall maintain in full force and effect, for your continued benefit, for the Payment Period, all health and welfare benefit plans and programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination, as long as your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with benefits substantially similar to those to which you would have been entitled to receive under such plans and programs, had you continued to participate in them as an executive of the Company plus an amount in cash equal to the amount necessary to cause the amount of the aggregate after-tax compensation and employee benefits you receive pursuant to this provision to be equal to the aggregate after-tax value of the benefits which you would have received if you continued to receive such benefits as an employee. If you are age 55 or over and eligible to retire on the Date of Termination, the Company shall provide you with those health and welfare benefits to which you would be entitled under the Company's general retirement policies if you retired on the Termination Date with the Company paying that percentage of the premium cost of the plans which it would have paid under the terms of the plans in effect immediately prior to the Change of Control with respect to individuals who retire at age 65, regardless of your actual age on the Termination Date, provided





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such benefits would be at least equal to those which would have been payable if you had been eligible to retire and had retired immediately prior to the Change in Control;

         (d) The Company shall, for the Payment Period, continue and you shall be entitled to receive each and every fringe benefit program, perquisite, and similar arrangement which you were entitled to receive or in which you were entitled to participate immediately prior to the Date of Termination; and

         (e) The Company shall, in addition to the benefits to which you are entitled under the retirement plans or programs in which you participate, pay you in a lump sum in cash at your normal retirement date (or earlier retirement date should you so elect), as defined in the retirement plans or programs in which you participate, an amount equal to the actuarial equivalent of the retirement pension to which you would have been entitled under the terms of such retirement plans or programs had you accumulated additional years of continuous service under such plans equal in length to your Payment Period. The length of the Payment Period will be added to total years of continuous service for determining vesting, the amount of benefit accrual, to the age which you will be considered to be for the purposes of determining eligibility for normal or early retirement calculations and the age used for determining the amount of any actuarial reduction. For the purposes of calculating benefit accrual, the amount of compensation you will be deemed to have received during each month of your Payment Period shall be equal to the sum of your annual base salary prorated on a monthly basis as provided for under subparagraph 4(a) immediately prior to the Date of Termination (including salary increases), plus under the Company's Management Incentive Program the greatest of one-twelfth of:

                           (i) the amount most recently paid to you for a full
                  calendar year,

                           (ii) your "target incentive amount" for the calendar
                  year in which your Date of Termination occurs, or

                           (iii) your "target incentive amount" in effect prior
                  to the Change in Control for the calendar year in which the Change in Control occurs reduced by the actuarial equivalent of any amounts to which you are actually entitled pursuant to the provisions of said retirement plans and programs.

For purposes of illustration, but not intending to be exhaustive, the following are examples of how inclusion of the Payment Period may affect the calculation of your retirement benefit.

                  A. If as of your Date of Termination your actual years of service plus the length of your Payment Period is at least 10, then

                           1) If as of your Date of Termination your age plus
                  the length of your Payment Period is at least 65, your retirement benefit under subparagraph 5(e) will be calculated as a "normal retirement" benefit to which you would have been entitled






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                  under the terms of the retirement plan in which you
                  participate had you accumulated continuous service equal to such sum; and

                           2) If as of your Date of Termination your age plus
                  the length of your Payment Period is at least 55 but less than 65, your retirement benefit under subparagraph 5(e) will be calculated as an "early retirement" benefit to which you would have been entitled under the terms of the retirement plan in which you participate had you accumulated continuous service equal to such sum. The actuarial reduction used shall be the actuarial reduction factor for early retirement, calculated to your actual age plus the length of your Payment Period at your Date of Termination.

                  Furthermore, if you were on the active rolls of the Company as of December 31, 1989 and if the sum of your actual years of service plus the length of your Payment Period is at least 10 but less than 24, then for purposes of subparagraph 5(e) you will also receive an Additional Credit for up to 4 years. The Additional Credit you will receive will depend upon the sum of the years of your actual service plus the length of your Payment Period and will be equal to the lesser of:

                           (x)  4 years of Additional Credit; or

                           (y) The amount of Additional Credit needed such that,
                  when added to the sum of your actual years of service plus the length of your Payment Period, it will create a total of exactly 24.

         No Additional Credit will be applied if the sum of your actual years of service plus the length of your Payment Period is 24 or greater. You will not receive any Additional Credit if you commenced employment with the Company on or after January 1, 1990.

                  B. If as of your Date of Termination the sum of your actual years of service plus the length of your Payment Period is less than 10, or your age plus the length of your Payment Period is less than 55, your retirement benefit under subparagraph 5(e) will be calculated as a "deferred vested pension" to which you would have been entitled under the terms of the retirement plan in which you participate had you accumulated continuous service equal to such sum. The actuarial reduction used shall be the actuarial reduction factor for a deferred vested pension, calculated to your actual age at your Date of Termination plus the length of your Payment Period.

For purposes of this subparagraph 5(e), "actuarial equivalent" shall be determined using the same methods and assumptions as those utilized under the Company's retirement plans and programs immediately prior to the Change in Control.

         (f) For purposes of this Agreement, "Good Reason" shall mean:

                  (i) except as a result of the termination of your employment pursuant to Paragraph 6 hereof and without your express written consent, (A) the assignment to you of any new





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         duties or responsibilities inconsistent with your positions, duties, responsibilities, and reporting relationships and status within the Company immediately prior to a Change in Control, (B) a change in your duties, responsibilities, reporting relationships, titles or offices as in effect immediately prior to a Change in Control, except that a reduction in your duties or responsibilities which occurs solely because the Company is no longer an independent publicly-held entity shall not be deemed to be a reduction in your duties, or (C) any removal of you from or any failure to re-elect you to any of such positions;

                  (ii) the failure of the Company to comply with any of its obligations under Paragraph 4 herein;

                  (iii) the relocation of the offices of the Company at which you were employed immediately prior to the Change in Control to a location which is more than twenty (20) miles from such prior location, any increase in your obligation to travel on the Company's business over your present business travel obligations, or the failure of the Company to (A) pay or reimburse you, in accordance with the Company's presently existing relocation policy for its employees, for all reasonable costs and expenses, plus "gross-ups" referred to in such policy incurred by you relating to a change of your principal residence in connection with any relocation of the Company's offices to which you consent, and (B) indemnify you against any loss (defined as the difference between the actual sale price of such residence and the higher of (1) your aggregate investment in such residence or (2) the fair market value of such residence as determined by the relocation management organization used by the Company immediately prior to the Change in Control (or other real estate appraiser designated by you and reasonably satisfactory to the Company)) realized in the sale of your principal residence in connection with any such change of residence;

                  (iv) the failure of the Company to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in Paragraph 11 hereof; or

                  (v) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 7 hereof.

         (g) For purposes of this Agreement, the "Window Period" shall mean the thirty (30) day period immediately following the first anniversary of the date on which the Change in Control occurs.

         6. TERMINATION FOR CAUSE. If your employment is terminated for any of the following reasons and in accordance with the provisions of this Paragraph 6, you shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing Paragraph 5:

         (a) If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for 120 consecutive business days, and within thirty (30) days after a written Notice of Termination (as hereinafter defined in Paragraph 7) is given, you shall not have returned to the full-time performance of your duties;

         (b) If the Company shall have Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate your employment hereunder upon (i) the willful and continued failure by





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you to substantially perform your duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and after you have been given a period (hereinafter known as the "Cure Period") of at least thirty (30) days to correct your performance, or (ii) the willful engaging by you in other gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

         Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i), including the expiration of the Cure Period without the correction of your performance, or
(ii) of the preceding subparagraph and specifying the particulars thereof in detail.

         (c) If you die while employed by the Company or if you retire from such employment during your Period of Employment, then you shall not be entitled to any of the benefits provided by this Agreement and the benefits to which you or your beneficiary shall be entitled shall be determined without regard to the provisions hereof.

         7. NOTICE OF TERMINATION. Any termination of your employment by the Company or any termination by you either without any reason during the Window Period or for Good Reason shall be communicated by written notice to the other party hereto. For purposes of this Agreement, such notice shall be referred to as a "Notice of Termination." Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         8. DATE OF TERMINATION. "Date of Termination" shall mean:

         (a) If you terminate your employment for Good Reason, the date specified in the Notice of Termination, but in no event more than sixty (60) days after Notice of Termination is given.

         (b) If you terminate your employment without any reason during the Window Period, unless otherwise specified in the Notice of Termination, as of the first day during the Window Period.

         (c) If your employment is terminated for Cause under subparagraph 6(b), the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of your performance.






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         (d) If your employment pursuant to this Agreement is terminated following absence due to physical incapacity, under subparagraph 6(a), then the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period).

         A termination of employment by either the Company or by you shall not affect any rights you or your surviving spouse may have pursuant to any other agreement or plan of the Company providing benefits to you, except as provided in such agreement or plan.

         9. CERTAIN ADDITIONAL PAYMENTS. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of subparagraph 9(c), all determinations required to be made under this paragraph 9, including whether and when such a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (or their successors) (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to you within fifteen
(15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this paragraph 9, shall be paid by the Company to you within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty of the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

         (c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by you of an amount advanced by the Company pursuant to subparagraph 9(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of subparagraph 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to subparagraph 9(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS. You shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation or the value of any benefits earned by you as the result of any employment by another employer after the date of termination of your employment with the Company, or otherwise.

         The provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amount otherwise payable, or in any way diminish your existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

         11. SUCCESSORS AND BINDING AGREEMENT. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to you, to assume and agree to perform this Agreement.

         (b) This Agreement shall be binding upon the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

         (c) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you pursuant to Paragraph 5 hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

         12. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

         14. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.

         15. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

         17. WITHHOLDING OF TAXES The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         18. NONASSIGNABILITY. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11 above. Without limiting the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by your will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

         19. LEGAL FEES AND EXPENSES. If a Change in Control shall have occurred, thereafter the Company shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by you to successfully (in whole or in part, and whether by modification of the Company's position, agreement, compromise, settlement, or administrative or judicial determination) enforce this Agreement or any provision hereof or as a result of the Company or any shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof. To secure the foregoing obligation, the Company shall, within 90 days after being requested by you to do so, enter into a contract with an insurance company, open a letter of credit or establish an escrow in a form satisfactory to you.

         20. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on your part or on the part of the Company to have you remain in the employment of the Company prior to the commencement of the Period of Employment; provided, however, that any termination of your employment, for any reason other than those set forth in Paragraph 6, following the commencement of any discussion with a third party, or the announcement by a third party of the commencement of, or the intention to commence, a tender offer, or other intention to acquire all or a portion of the equity securities of the Company that ultimately results in a Change in Control shall (unless such termination is conclusively demonstrated to have been wholly unrelated to any such activity relating to a Change in Control) be deemed to be a termination of your employment after a Change in Control for purposes of this Agreement and both the Period of Employment and the Payment Period shall be deemed to have begun on the date of such termination.

         21. RIGHT OF SETOFF. There shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to you or your designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against you or any debt or obligation owed by you, whether arising hereunder or otherwise.

         22. RIGHTS TO OTHER BENEFITS. The existence of this Agreement and your rights hereunder shall be in addition to, and not in lieu of, your rights under any other of the Company's compensation and benefit plans and programs, and under any other contract or agreement between you and the Company.

         23. SUPERSEDED AGREEMENT. The agreement between you and the Company dated June 1, 1992 relating to the same subject matter as this Agreement (the ?Original Agreement?), is hereby amended and superseded in its entirety by this Agreement, and the Original Agreement shall be of no further force or effect as of the date of this Agreement.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                          Sincerely,

                                          THE BFGOODRICH COMPANY

ACCEPTED AND AGREED TO                    By direction of the Compensation
AS OF THE DATE HEREOF.                    Committee on behalf of the
                                          Board of Directors

___________________________________       By ___________________________________
Employee Signature